Exhibit 5.2

[LETTERHEAD OF DAVIES WARD PHILLIPS & VINEBERG LLP]

December 16, 2014	File No. 246810

Restaurant Brands International Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We are acting as Ontario counsel to Restaurant Brands International Inc. (the “Corporation”), in connection with the Registration Statements on Form S-8 (the “Registration Statements”) filed by the Corporation today with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), with respect to the 19,253,192 common shares of the Corporation (the “Plan Shares”) reserved for issuance under the Restaurant Brands International Inc. 2011 Omnibus Incentive Plan and the Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “Plans”).

We have examined such corporate records of the Corporation, such certificates of officers of the Corporation and of public officials and such other documents as we have deemed necessary or advisable as a basis for the opinion expressed below, including copies of the Plans.

For the purposes of the opinion expressed below, we have assumed, without any independent verification or inquiry:

(a)	the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all original documents and the conformity to originals of all copies of documents reviewed by us;

(b)	that the Corporation was, is and will continue to be at all relevant times a corporation validly existing under the Business Corporations Act (Canada);

(c)	that the Corporation has the corporate power and authority to issue the Plan Shares;

(d)	that the grant of options, stock appreciation rights, awards of restricted stock, restricted stock units, deferred stock, annual or long-term performance awards or other stock-based awards granted under the Plans (collectively, the “Awards”) have been (i) duly authorized and (ii) granted in compliance with the terms and conditions of the Plans and with applicable law; and

(e)	that the consideration for the issuance of the Plan Shares in settlement of Awards granted under the Plans will be fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the Plan Shares had been issued for money.

We have not independently established or verified any facts relevant to the opinion expressed herein, but relied upon statements and representations of officers and other representatives of the Corporation and others as to factual matters.

Based and relying upon and subject to the foregoing, we are of the opinion that, upon the issuance and delivery of any Plan Shares in settlement of the Awards in accordance with the terms of the Plans (and, in case of options, upon receipt by the Corporation of the consideration for such Plan Shares determined in accordance with the terms of the Plans), such Plan Shares will be validly issued, fully-paid and non-assessable common shares in the capital of the Corporation.

Our advice on every legal issue addressed in this opinion is based exclusively on the laws of the Province of Ontario and the federal laws of Canada applicable in that province. The manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statements. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statements with the Commission, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP